Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results

Sales increase 14% for quarter, 11% for year

Operating profit increases 59% over prior year quarter

End-market demand improving for core products

PITTSBURGH, February 16, 2011 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2010 fourth quarter.

Consolidated sales for the fourth quarter of 2010 were 14%, or $37.5 million higher than sales in the prior year quarter. Sales for Carbon Materials and Chemicals (CM&C) increased by 11%, or $19.8 million over the prior year quarter, while sales for Railroad and Utility Products (R&UP) increased by 19%, or $17.7 million over the prior year quarter. The increase in sales in CM&C was due to the impact of the March 2010 acquisition in The Netherlands, higher volumes for carbon pitch, and higher prices for phthalic anhydride. R&UP sales increased due to higher volumes of untreated crossties to the Class I railroads.

Net income attributable to Koppers for the quarter ended December 31, 2010, was $5.1 million, or $0.25 per diluted share as compared to a net loss attributable to Koppers of ($13.4) million, or ($0.66) per diluted share in the fourth quarter of 2009. Adjusted net income and adjusted diluted earnings per share amounted to $7.9 million and $0.38 per share for the three months ended December 31, 2010, compared to $4.7 million and $0.23 per share in the fourth quarter of 2009 after excluding net after-tax charges of $2.8 million in the fourth quarter of 2010 and $18.1 million for the fourth quarter of 2009. The increases in adjusted net income and adjusted diluted earnings per share for the fourth quarter of 2010 were due primarily to improved profitability in the CM&C business compared to the prior year quarter, which included a negative LIFO inventory impact of $5.6 million. A reconciliation of net income to adjusted net income is attached to this press release.

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 2

Adjusted EBITDA for the quarter ended December 31, 2010, was $26.6 million compared to $20.4 million in the fourth quarter of 2009 after excluding $2.9 million of net charges for the fourth quarter of 2010 and $4.2 million of charges for the fourth quarter of 2009. Higher earnings in the fourth quarter of 2010 were due primarily to higher volumes and prices for phthalic anhydride, higher prices for carbon black feedstock, and higher volumes of untreated crossties and treating services. Additionally, the prior year quarter included a negative LIFO inventory impact of $5.6 million. A reconciliation of net income to EBITDA and adjusted EBITDA is attached to this press release.

Consolidated sales for the twelve months ended December 31, 2010, were 11%, or $121.1 million higher than sales in the prior year. Sales for CM&C increased by 21%, or $140.4 million over the prior year, while sales for R&UP decreased 4%, or $19.3 million. The increase in sales in CM&C was due to the acquisition in The Netherlands, higher volumes for carbon pitch and phthalic anhydride, and higher prices for carbon black feedstock, naphthalene and phthalic anhydride, partially offset by lower prices for carbon pitch. R&UP sales were lower than the prior year due to lower volumes and prices for crossties and lower volumes for utility poles.

Net income attributable to Koppers for the twelve months ended December 31, 2010, was $44.1 million, or $2.13 per diluted share as compared to net income attributable to Koppers of $18.8 million, or $0.91 per diluted share in 2009. Adjusted net income and adjusted diluted earnings per share were $48.0 million and $2.32 per share for the twelve months ended December 31, 2010, compared to $37.7 million and $1.83 per share for the same period in 2009 after excluding net after-tax charges of $3.7 million for 2010 and $18.6 million of after-tax charges for 2009. The increases in adjusted net income and adjusted diluted earnings per share in 2010 were due primarily to lower interest expense from lower debt levels and interest rates coupled with higher profitability in the CM&C business. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the twelve months ended December 31, 2010, was $131.9 million compared to $124.0 million for the twelve months ended December 31, 2009, after excluding $2.9 million of net charges in 2010 and $5.0 million of charges in 2009. Year-to-date 2010 results were higher as increased profit for CM&C due to higher volumes for phthalic anhydride and higher prices for carbon black feedstock, naphthalene, and phthalic anhydride were partially offset by higher selling, general and administrative (S,G&A) costs due to the acquisition in The Netherlands and increased expense for stock compensation as well as lower profitability in R&UP due to a decrease in volumes of untreated crossties from the Class I railroads. A reconciliation of net income to EBITDA and adjusted EBITDA is attached to this press release.

Commenting on the quarter, President and CEO Walter W. Turner said, “Given the uneven rebound in the global economy, I am pleased that our Global Carbon Materials and Chemicals business improved significantly throughout last year compared to 2009. Despite a difficult year for our Railroad and Utility Products business, the fact that we were able to show such strong top and bottom line growth further highlights the advances made by the Carbon Materials and Chemicals business and the overall diversity of our products and end-markets.

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 3

“As we begin 2011, we are already seeing positive developments in our primary end-markets as projected increases in global aluminum consumption have resulted in smelter restart announcements in North America. We are hopeful that this trend will continue throughout 2011 as it should position us to capture additional volumes and improve our profitability compared to 2010.

“Our railroad business should also benefit from increased sales this year as the Class I railroads begin to restock lower than desired inventories and the commercial shortlines take advantage of the Section 45 tax credits.

“Finally, in addition to the expected top-line growth due to improved market fundamentals, we intend to focus our efforts in 2011 on increasing operating margins to move closer to pre-recession levels of profitability.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 16, 2011, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (877) 941 6010 in the US/Canada or +1 (480) 629 9774 for International, Conference ID number 4405602. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4405602. The recording will be available for replay through March 2, 2011.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=3698282. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through March 2, 2011.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, the Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 4

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 5

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$307.8	$270.3	$1,245.5	$1,124.4
Cost of sales (excluding items below)	268.7	236.7	1,055.1	946.6
Depreciation and amortization	7.7	6.4	28.1	24.8
Selling, general and administrative expenses	15.5	17.2	63.3	58.1

Operating profit	15.9	10.0	99.0	94.9
Other income (loss)	0.1	(0.2)	1.9	(0.7)
Interest expense	6.7	6.1	27.1	36.3
Loss on extinguishment of debt	—	22.4	—	22.4

Income (loss) before income taxes	9.3	(18.7)	73.8	35.5
Income taxes	4.1	(5.9)	29.1	13.8

Income (loss) from continuing operations	5.2	(12.8)	44.7	21.7
Loss on sale of discontinued operations, net of tax	—	—	(0.2)	(0.3)

Net income (loss)	5.2	(12.8)	44.5	21.4
Net income attributable to noncontrolling interests	0.1	0.6	0.4	2.6

Net income (loss) attributable to Koppers	$5.1	$(13.4)	$44.1	$18.8

Earnings (loss) per common share:
Basic-
Continuing operations	$0.25	$(0.66)	$2.15	$0.93
Discontinued operations	—	—	(0.01)	(0.01)

Earnings (loss) per basic common share	$0.25	$(0.66)	$2.14	$0.92

Diluted-
Continuing operations	$0.25	$(0.66)	$2.14	$0.92
Discontinued operations	—	—	(0.01)	(0.01)

Earnings (loss) per diluted common share	$0.25	$(0.66)	$2.13	$0.91

Weighted average shares outstanding (in thousands):
Basic	20,573	20,455	20,543	20,446
Diluted	20,682	20,455	20,676	20,561
Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 6

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$35.3	$58.4
Short-term investments	—	4.4
Accounts receivable, net of allowance of $0.2 and $0.5	128.9	102.5
Income tax receivable	11.9	37.1
Inventories, net	165.4	152.7
Deferred tax assets	5.9	8.5
Other current assets	23.0	17.4

Total current assets	370.4	381.0
Equity in non-consolidated investments	4.7	4.7
Property, plant and equipment, net	168.2	149.3
Goodwill	72.1	61.6
Deferred tax assets	26.1	25.9
Other assets	27.7	21.9

Total assets	$669.2	$644.4

Liabilities
Accounts payable	$87.9	$67.3
Accrued liabilities	55.4	54.8
Dividends payable	5.1	9.5
Short-term debt and current portion of long-term debt	1.0	0.2

Total current liabilities	149.4	131.8
Long-term debt	295.4	335.1
Other long-term liabilities	124.5	122.7

Total liabilities	569.3	589.6
Commitments and contingencies

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,278,480 and 21,124,212 shares issued	0.2	0.2
Additional paid-in capital	137.0	127.2
Retained deficit	(11.7)	(37.3)
Accumulated other comprehensive loss	(12.3)	(22.7)
Treasury stock, at cost; 700,203 and 669,340 shares	(24.5)	(23.6)

Total Koppers stockholders’ equity	88.7	43.8

Noncontrolling interests	11.2	11.0

Total equity	$99.9	$54.8

Total liabilities and equity	$669.2	$644.4

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 7

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Year Ended December 31, 2010	Year Ended December 31, 2009
Cash provided by (used in) operating activities:
Net income	$44.5	$21.4
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	28.1	26.6
Loss (gain) on extinguishment of debt	—	22.4
Loss (gain) on sale of fixed assets	(1.0)	0.6
Deferred income taxes	5.0	22.9
Non-cash interest expense	1.7	16.4
Equity income, net of dividends received	—	2.0
Change in other liabilities	(2.5)	6.8
Stock-based compensation	3.3	2.5
Other	0.8	0.6
(Increase) decrease in working capital:	(19.1)	16.1
Accounts receivable
Inventories	8.2	31.5
Accounts payable	9.7	(16.8)
Accrued liabilities and other working capital	26.6	(40.7)

Net cash provided by operating activities	$105.3	$112.3

Cash provided by (used in) investing activities:
Capital expenditures	$(29.9)	$(18.0)
Acquisitions	(35.5)	$(2.2)
Net cash proceeds from divestitures and asset sales	2.0	(0.6)

Net cash used in investing activities	$(63.4)	$(20.8)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$152.1	$190.0
Repayments of revolving credit	(192.1)	(150.0)
Borrowings on long-term debt	—	294.9
Repayments on long-term debt	(0.2)	(405.7)
Issuances of Common Stock	0.1	—
Repurchases of Common Stock	(0.9)	—
Excess tax benefit from employee stock plans	0.2	—
Payment of deferred financing costs	(0.4)	(8.1)
Dividends paid	(23.1)	(18.0)

Net cash used in financing activities	$(64.3)	$(96.9)

Effect of exchange rates on cash	(0.7)	0.7

Net decrease in cash and cash equivalents	$(23.1)	$(4.7)

Cash and cash equivalents at beginning of year	58.4	63.1

Cash and cash equivalents at end of year	$35.3	$58.4

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 8

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$195.5	$175.7	$795.6	$655.2
Railroad & Utility Products	112.3	94.6	449.9	469.2

Total	$307.8	$270.3	$1,245.5	$1,124.4
Operating profit:
Carbon Materials & Chemicals	$19.4	$8.3	$77.6	$58.5
Railroad & Utility Products	$(3.3)	$1.8	$23.0	$38.2
Corporate	(0.2)	(0.1)	(1.6)	(1.8)

Total	$15.9	$10.0	$99.0	$94.9

Operating margin:
Carbon Materials & Chemicals	9.9%	4.7%	9.8%	8.9%
Railroad & Utility Products	(2.9)%	1.9%	5.1%	8.1%

Total	5.2%	3.7%	7.9%	8.4%
Adjusted operating profit (1):
Carbon Materials & Chemicals	$17.3	$11.3	$77.1	$61.5
Railroad & Utility Products	3.4	2.4	29.7	39.2
All Other	(0.2)	(0.1)	(1.6)	(1.8)

Total	$20.5	$13.6	$105.2	$98.9
Adjusted operating margin:
Carbon Materials & Chemicals	8.8%	6.4%	9.7%	9.4%
Railroad & Utility Products	3.0%	2.5%	6.6%	8.4%

Total	6.7%	5.0%	8.4%	8.8%

(1)	Cost of sales for CM&C for the three and twelve months ended December 31, 2010 includes a gain of $2.1 million for a legal settlement. Cost of sales for R&UP for the three and twelve months ended December 31, 2010 includes $0.5 million of impairment related costs for a wood treating plant in the United States, $1.5 million of non-cash expense related to the Portec acquisition, and $3.0 million for a legal settlement. Depreciation and amortization for R&UP for the three and twelve months ended December 31, 2010 includes $1.7 million of impairment charges for a wood treating plant in the United States. S,G&A for CM&C for the twelve months ended December 31, 2010 includes $1.6 million of expensed acquisition costs. Cost of sales for CM&C for the three and twelve months ended December 31, 2009 includes $1.4 million for an outage due to mechanical problems at the company’s phthalic anhydride plant in Stickney, Illinois. Cost of sales for R&UP for the three and twelve months ended December 31, 2009 includes closure costs of $0.6 million related to the sale of the company’s utility pole plant in Gainesville, Florida. Cost of sales for R&UP for the twelve months ended December 31, 2009 includes $0.4 million for an outage at the company’s cogeneration plant in Muncy, Pennsylvania. S,G &A for CM&C for the three and twelve months ended December 31, 2009 includes $1.6 million of costs related to the acquisition of Cindu Chemicals, BV (Cindu). These amounts have been excluded for purposes of calculating adjusted operating profit.

Koppers believes that adjusted net income, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 9

comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to Koppers	$5.1	$(13.4)	$44.1	$18.8

Charges impacting pre-tax income (1)
Impairment and closure costs	2.2	0.6	2.2	0.6
Portec acquisition impact	1.5	—	1.5	—
Legal settlements	0.9	—	0.9	—
Gain on sale of Thornton	—	—	(1.6)	—
Acquisition costs expensed (not deductible)	—	1.6	1.6	1.6
Plant outages	—	2.0	—	2.8
Refinancing and related costs	—	24.4	—	24.4

Total charges above impacting pre-tax income	4.6	28.6	4.6	29.4
Charges impacting net income, net of tax benefit	2.8	18.1	3.7	18.6

Adjusted net income including discontinued operations	$7.9	$4.7	$47.8	$37.4

Discontinued operations	—	—	0.2	0.3

Adjusted net income	$7.9	$4.7	$48.0	$37.7

(1)	Cost of sales for CM&C for the three and twelve months ended December 31, 2010 includes a gain of $2.1 million for a legal settlement. Cost of sales for R&UP for the three and twelve months ended December 31, 2010 includes $0.5 million for impairment related costs related for a wood treating plant in the United States, $1.5 million of non-cash expense related to the Portec acquisition and $3.0 million for a legal settlement. Depreciation & Amortization for R&UP for the three and twelve months ended December 31, 2010 includes $1.7 million of asset impairment charges for a wood treating plant in the United States. S,G&A for CM&C for the twelve months ended December 31, 2010 includes $1.6 million for expensed acquisition costs, and Other income for R&UP for the twelve months ended December 31, 2010 includes $1.6 million for the gain on sale of the company’s wood treating facility in Thornton, NSW, Australia. Equity income for CM&C for the three and twelve months ended December 31, 2009 includes $0.6 million and $1.0 million, respectively for an equipment failure and plant outage at the company’s 30%-owned joint venture in China, Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”). Cost of sales for CM&C for the three and twelve months ended December 31, 2009 includes $1.4 million for an outage due to mechanical problems at the company’s phthalic anhydride plant in Stickney, Illinois. Cost of sales for R&UP for the three and twelve months ended December 31, 2009 include closure costs of $0.6 million related to the sale of the company’s utility pole plant in Gainesville, Florida. Cost of sales for R&UP for the twelve months ended December 31, 2009 includes $0.4 million for an outage at the company’s cogeneration plant in Muncy, Pennsylvania. S,G &A for CM&C for the three and twelve months ended December 31, 2009 includes $1.6 million of acquisition costs related to Cindu. Refinancing and related costs for the three and twelve months ended December 31, 2009 amounted to $24.4 million.

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 10

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED

DILUTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to Koppers	$5.1	$(13.4)	$44.1	$18.8

Adjusted net income including discontinued operations (from above)	$7.9	$4.7	$47.8	$37.4

Adjusted net income (from above)	$7.9	$4.7	$48.0	$37.7

Denominator for diluted earnings per share (000s)	20,682	20,455	20,676	20,561

Earnings per share:
Diluted earnings per share	$0.25	$(0.66)	$2.13	$0.91
Adjusted diluted earnings per share including discontinued operations	$0.38	$0.23	$2.31	$1.82
Adjusted diluted earnings per share	$0.38	$0.23	$2.32	$1.83

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income (loss)	$5.2	$(12.8)	$44.5	$21.4
Interest expense including refinancing costs	6.7	28.5	27.1	58.7
Depreciation and amortization	7.7	6.4	28.1	24.8
Income tax provision	4.1	(5.9)	29.1	13.8
Discontinued operations	—	—	0.2	0.3

EBITDA with noncontrolling interests	23.7	16.2	129.0	119.0

Unusual items impacting net income (1)
Closure and impairment related costs	0.5	0.6	0.5	0.6
Portec acquisition impact	1.5	—	1.5	—
Legal settlements	0.9	—	0.9	—
Gain on sale of Thornton	—	—	(1.6)	—
Acquisition costs expensed	—	1.6	1.6	1.6
Plant outages	—	2.0	—	2.8

Adjusted EBITDA with noncontrolling interests	$26.6	$20.4	$131.9	$124.0

(1)

Cost of sales for CM&C for the three and twelve months ended December 31, 2010 includes a gain of $2.1 million for a legal settlement. Cost of sales for R&UP for the three and twelve months ended December 31, 2010 includes $0.5 of impairment related costs for a wood treating plant in the United States, $1.5 million of non-cash expense related to the Portec acquisition, and $3.0 million for a legal settlement. S,G&A for the twelve months ended December 31, 2010 includes $1.6 million for expensed acquisition costs, and Other income for the twelve months

Koppers Holdings Inc. Reports Fourth Quarter 2010 Results	Page 11

ended December 31, 2010 includes $1.6 million for the gain on sale of the company’s wood treating facility in Thornton, NSW, Australia. Equity income for CM&C for the three and twelve months ended December 31, 2009 includes $0.6 million and $1.0 million, respectively for an equipment failure and plant outage at TKK. Cost of sales for CM&C for the three and twelve months ended December 31, 2009 includes $1.4 million for an outage due to mechanical problems at the company’s phthalic anhydride plant in Stickney, Illinois. Cost of sales for R&UP for the three and twelve months ended December 31, 2009 include closure costs of $0.6 million related to the sale of the company’s utility pole plant in Gainesville, Florida. Cost of sales for R&UP for the twelve months ended December 31, 2009 includes $0.4 million for an outage at the company’s cogeneration plant in Muncy, Pennsylvania. S,G &A for CM&C for the three and twelve months ended December 31, 2009 includes $1.6 million of acquisition costs related to Cindu.